UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2015
XHIBIT CORP. (Exact name of registrant as specified in its charter)
Nevada (State or other jurisdiction of incorporation)	000-52678 (Commission File Number)	20-0853320 (IRS Employer Identification No.)

1520 E. Pima St., Phoenix, AZ 85034
(Address of principal executive offices) (Zip Code)

(602) 281-3554
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Section 1 - Registrant’s Business and Operations

Item 1.03 Bankruptcy or Receivership.

As previously disclosed, on January 22, 2015, Xhibit Corp. (the "Company") and its subsidiaries (collectively with the Company, the “Debtors”) filed for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona (the “Bankruptcy Court”), thereby commencing bankruptcy cases jointly administered under Case No. 2:15-bk-00679-BKM (the “Bankruptcy Cases”). Subsequently, the Bankruptcy Court appointed an Official Committee of Unsecured Creditors (the “Creditors’ Committee”).  On June 22, 2015, the Debtors and the Creditors’ Committee filed an Amended Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code (the “Proposed Joint Plan”) with the Bankruptcy Court, which is described in the Amended Disclosure Statement for Joint Plan of Liquidation Under Chapter 11 of the Bankruptcy Code (the "Disclosure Statement").  The Disclosure Statement, to which the Proposed Joint Plan is attached as Exhibit A, was furnished as Exhibit 99.1 to the Company's Form 8-K filed with the Securities and Exchange Commission ("SEC") on July 30, 2015.

On August 27, 2015, the Bankruptcy Court entered its order (the "Plan Confirmation Order") approving the Proposed Joint Plan in the form previously filed with the court, as amended to provide that the Joint Plan shall not bar or release any federal securities law claims that the SEC may assert against the Company or any other person.  The Plan Confirmation Order is furnished as Exhibit 99.1 to this Form 8-K. Attached as Exhibit A to the Plan Confirmation Order is the Proposed Joint Plan, which, together with the foregoing amendment approved by the Bankruptcy Court, was approved by the Bankruptcy Court in the Plan Confirmation Order (the "Final Joint Plan").  Attached as Exhibit B to the Plan Confirmation Order is the draft Liquidating Trust Agreement approved by the Bankruptcy Court (the "Liquidating Trust Agreement").

The following summary is qualified in its entirely by reference to the Plan Confirmation Order, the Disclosure Statement, and the Final Joint Plan.

The Final Joint Plan provides that, upon its effective date, substantially all of the Debtors’ assets will be transferred to a liquidating trust.  The liquidating trust will manage and distribute assets to creditors and equity interest holders in accordance with the Final Joint Plan and the Liquidating Trust Agreement.  On the effective date, all shares or other ownership interests, including the Company’s common stock, par value $.0001 per share ("Xhibit Common Stock"), will be cancelled without further act. As of the date of the Plan Confirmation Order, there were 108,232,935 shares of Xhibit Common Stock issued and outstanding.

As set forth in the Final Joint Plan, each holder of an Allowed Equity Interest, which may include holders of Xhibit Common Stock, will be entitled to receive its pro rata share of the remaining net distributable proceeds, if any, realized by the liquidating trust after the payment in full of all claims (the "Claims").  The Claims include the following classes of Claims, among others:

• Liquidating Trust Expenses
• Allowed Administrative Claims
• Allowed Priority Tax Claims
• Allowed Secured Claims
• Allowed Priority Non-Tax Claims
• Allowed General Unsecured Claims.

As of July 31, 2015, the Debtors' primary assets were, in the aggregate, composed of the following:

• $2,326,764 in cash;
• The promissory note payable by the purchaser of the SkyMall, LLC operating assets in the unpaid principal amount of $750,000;
• The Debtors' interests in certain real property leases, principally the lease for the Xhibit corporate offices;
• A $400,000 holdback reserve held by Paymentech LLC, the Debtor’s credit card processing merchant, held for potential returns and chargebacks for merchandise sales made by the Debtors prior to the sale of the SkyMall operating assets on April 3, 2015;
• The Retained Causes of Action described in Article IX of the Final Joint Plan; and
• The Debtors' interests in the $1,539,000 indemnity escrow held pursuant to the Membership Interest Purchase Agreement, dated as of September 8, 2014, relating the sale of SkyMall Ventures, LLC (the "SkyMall Ventures Escrow").

The unaudited balance sheet as of July 31, 2015 for each Debtor, including the Company on a consolidated basis, are furnished as Exhibit 99.2 to this Form 8-K.

Although the exact amount of Claims that may be asserted against the Debtors’ bankruptcy estates cannot be known at this time, the Company expects that the total amount of Claims that will be asserted in the Bankruptcy Cases will significantly exceed the value of the Debtors’ assets. As of June 15, 2015, as disclosed in the Disclosure Statement, claimants had asserted Claims in an aggregate amount in excess of $40 million.  Accordingly, as disclosed previously, the Company expects that there will be no distribution for the benefit of the holders of Xhibit Common Stock.  In addition, in July 2015, the purchaser of the SkyMall Ventures business made a claim for recovery of 100% of the current balance of the SkyMall Ventures Escrow.

The Final Joint Plan will become effective when all conditions precedent to effectiveness described in Article VIII of the Final Joint Plan have been satisfied.  The Company expects the Final Joint Plan to become effective within the next 30 days.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith:

Exhibit Number	Description

99.1	Order Confirming Amended Joint Plan of Liquidation under Chapter 11 of the Bankruptcy Code, regarding Xhibit Corp. et. al.

99.2
Unaudited balance sheets as of July 31, 2015 of Xhibit Corp. and Subsidiaries (consolidated), SkyMall, LLC, Xhibit Corp. (stand-alone company) Xhibit Interactive, LLC, FlyReply Corp., SpyFire Interactive, LLC, Stacked Digital, LLC, SkyMall Interests, LLC and SHC Parent Corp.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 2, 2015.

Xhibit Corp., a Nevada corporation By: /s/ Scott Wiley Scott Wiley, Acting CEO and CFO

Exhibit Index

Exhibit No.	Description
99.1	Order Confirming Amended Joint Plan of Liquidation Under Chapter 11 of The Bankruptcy Code, regarding Xhibit Corp. et. al.
99.2
Unaudited balance sheets as of July 31, 2015 of Xhibit Corp. and Subsidiaries (consolidated), SkyMall, LLC, Xhibit Corp. (stand-alone company) Xhibit Interactive, LLC, FlyReply Corp., SpyFire Interactive, LLC, Stacked Digital, LLC, SkyMall Interests, LLC and SHC Parent Corp.